BUILD FUNDS TRUST 485BPOS

Exhibit 99.(p)(2)

Exhibits

Exhibit A: Code of Ethics

for

Build Asset Management, LLC (“Build Asset Management” or “Company”)

Code of Ethics

for

Build Asset Management, LLC (“Build Asset Management” or “Company”)

April 1, 2023

I.	INTRODUCTION

The policy of Build Asset Management is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of its clients and the interests of the Company, its officers, directors and employees. This Code of Ethics (the “Code”) is based on the principle that Build Asset Management owes a fiduciary duty to all of its clients which it serves as investment adviser to ensure that the personal securities transactions of the Company and its employees do not interfere with, or take unfair advantage of, their relationship with clients. As a fiduciary, Build Asset Management owes its clients a duty of honesty, good faith, and fair dealing when discharging its investment management responsibilities.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act), Build Asset Management has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

This Code has also been approved by the Build Funds Trust (the “Trust”), a registered open- end management investment company with the SEC under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”) that offers shares of exchange-traded-funds (“ETFs”) (each, a “Fund”).

The Company also separately has adopted procedures designed to prevent the misuse of inside information by Build Asset Management and persons subject to this Code. The business of the Company depends on investor and client confidence in the fairness and integrity of the securities markets. Insider trading poses a significant threat to that confidence. Trading securities on the basis of inside information or improperly communicating that information to others may expose the Company or its employees to stringent penalties.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may legitimately be uncertain about the application of the Code in a particular circumstance. Build Asset Management encourages each of you to raise questions regarding compliance. Often, a single question can forestall disciplinary action or complex legal problems.

As more fully explained in Section IV, the Code applies to all Build Asset Management employees, directors and officers unless otherwise noted in particular sections. The Code also applies to any temporary employees, consultants, and independent contractors who work on the Company’s premises or have access to the Company’s computer systems. Provisions related to personal trading also apply to certain employees’ immediate family members. Each person subject to the Code (other than Independent Trustees of the Trust and immediate family members of employees) must acknowledge on Exhibit A that he or she has received, read and agrees to be bound by the Code. You should direct any question relating to the Code to the Chief Compliance Officer (“CCO”). You also must notify the CCO immediately if you have any reason to believe that a violation of the Code has occurred or is about to occur.

II.	GENERAL STANDARDS

All Company personnel are expected to conduct their activities in accordance with high standards of commercial honor and ethical principles when discharging their investment advisory duties to Build Asset Management clients or in conducting general business activity on behalf of the Company. Accordingly, no person subject to the Code may engage in any conduct that is deceitful, fraudulent, or misleading in connection with the implementation of an investment strategy, or the purchase or sale of any investment, for a client. Moreover, no person may place his or her own interests ahead of the interests of clients or engage in any transaction which interferes with, derives undue benefit from, deprives a client of an investment opportunity, or is inconsistent with the investments undertaken for a client. In this regard, no person may use information concerning the investments recommended or made for clients for his or her personal benefit or gain in a manner detrimental to Build Asset Management clients.

All persons subject to the Code must comply with the applicable provisions of the Advisers Act and the 1940 Act, and other applicable federal securities laws.1 No person subject to the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client may:

●	employ any device, scheme, or artifice to defraud the client

●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the client regarding a material fact

1 Federal Securities Laws means the Securities Act of 1933( 15 U.S.C. 771-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102) 113 Stat 1338 (1999), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client

●	engage in any manipulative practice with respect to the client

Persons covered by this Code must adhere to its general principles as well as comply with the Code’s specific provisions. It bears emphasis that technical compliance with the Code’s procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual’s fiduciary duties to its clients. In addition, a violation of the general principles of the Code may constitute a punishable violation of the Code.

III.	DEFINITIONS

When used in the Code, the following terms have the meanings described below:

Access Person - Any director, officer, or employee of the Company, including any temporary workers, consultants, independent contractors, and anyone else designated by the CCO who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a Fund or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Currently all Build Asset Management employees are deemed Access Persons.

Automatic Investment Plan – a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan, stock purchase plan, investments by payroll deduction and pre-set systematic re-balancing, exchanges, purchases and withdrawals, but does not include transactions that override any such program or non-systematic transactions.

Beneficial Ownership- An employee should consider themselves the beneficial owner of securities held by their spouse, their minor children, another person who is a member of their immediate family who shares their home or other persons if by reason of any contract, arrangement, understanding, or relationship they obtain such ownership. The employee should also consider themselves the beneficial owner of securities if they can invest or revest title in themselves now or in the future. Technically, Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).

Chief Compliance Officer - The Code contains many references to the Chief Compliance Officer (CCO). The CCO for the Company is Rita Tholt. References to the CCO also include, for any function, any person designated by the CCO as having responsibility for that function from time to time.

Immediate Family Members – Generally means any relative by blood or marriage such as a spouse, minor child or domestic partner or immediate family member living in the household, and any other relative with respect to whose investments the Access Person has influence or control regardless of whether or not living in the Access Person’s household.

Independent Trustee - A trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

Investment Personnel - Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client, and (2) any natural person who controls a Fund client and who obtains information concerning recommendations made to a client regarding the purchase or sale of securities by the client.

Discretionary Managed Accounts – a securities account for which an Access Person has completely relinquished decision-making authority to a professional money manager (who is not a family member or not otherwise covered by this Code) and over which the Access Person has no direct or indirect influence or control, such as by suggesting purchases or sales of investments, directing transactions, or consulting with the manager regarding allocation of investments in any way that could affect the selection of specific securities. A copy of the executed Discretionary Managed Account Agreement must be provided to the CCO upon request.

Personal Securities Transaction - The Code regulates Personal Securities Transactions as a part of the effort by the Company to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in a security, other than an exempted security, in which a person subject to this Code has a beneficial interest.

Private Placement – means an offering exempt from registration under specific private offering and investor exemptions provided in the Securities Act of 1933. Such investments are also referred to as limited offerings.

Reportable Account – Any account that has the capability to hold Reportable Securities, regardless of the type of securities that are currently being held. 401(k) and 403(b) retirement plan accounts that only holds open end mutual funds (other than a Reportable Fund) are not reportable.

Reportable Fund – means any registered investment company under the 1940 Act (other than a money market fund) for which Build Asset Management serves as investment adviser or sub-adviser.

Reportable Security - any stock, bond, future, investment option or contract, exchange traded fund (“ETF”) whether registered as an open end management company or as a unit investment trust, or other security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940. For purposes of this Code, “Reportable Security” also includes fixed income securities such as bonds, bill, notes, debentures, mortgage backed securities (“MBS”), asset backed securities (“ABS”), commercial mortgage-backed securities (“CMBS”), fixed income ETFs, bond instruments, and preferred stocks, “Reportable Security” does not include (a) direct obligations of the U.S. government (U.S. treasury bills, notes, bonds); (b) money market instruments including bank certificates of deposit, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds unless the Build Asset Management acts as the investment adviser for the fund; and (e) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised by Build Asset Management; and (f) interests in 529 college savings plans.

Security - Security is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership, or limited liability membership interest, and includes any right to acquire any security (an option or warrant, for example).

It has the same meaning as that set forth in Investment Advisers Act - “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group of index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.”

IV.	APPLICATION OF THE CODE

Many of the restrictions on Personal Securities Transactions (as defined in Section III) and the compliance procedures contained in the Code apply to all Access Persons. Investment Personnel are subject to additional restrictions as indicated in the Code. Such persons include, but are not limited to the following:

●	Portfolio managers who manage the accounts

●	Research analysts or research assistants who are members of the management team for the accounts

●	Traders who trade on behalf of clients

●	Support staff and administrative assistants working directly with portfolio managers and analysts

V.	ADMINISTRATION OF CODE OF ETHICS

As adviser to a registered investment company and in compliance with Rule 17j-1(c)(2)(ii) of the 1940 Act, the funds, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics. Therefore, no less frequently than annually, every fund and its investment adviser and principal underwriter must furnish to the Trust’s board of directors, and the board of directors must consider, a written report that:

●	Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

●	Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

VI.	RESTRICTIONS

Private Placements. No Access Person shall acquire or dispose of a beneficial interest in a security in a private placement without express prior written approval from the CCO or their designee.

Pre-clearance. No Access Person shall acquire or dispose of a beneficial interest in the securities or transactions described in more detail below without express prior written approval from the CCO or their designee.

Build Asset Management Membership Units. No Access Person shall acquire or dispose of a beneficial interest in the Membership Units of the Company (“Build Asset Management Membership Units”) without the prior written approval of the CCO or their designee.

Short-term Trading Ban. Access Persons shall not profit in the purchase and sale, or sale and purchase of the same (or equivalent) Reportable Security within sixty calendar days. Trades made in violation of this prohibition will be unwound or, if that is impracticable, any profits must be disgorged to a charitable organization that is selected by the CCO or their designee.

Black-out Period.

1.	Same Day. All Access Persons are prohibited from trading (buy or sell) on a day when a client account has a pending “buy” or “sell” order in the same or equivalent security (i.e., any option to purchase or sell and any security convertible into or exchangeable for that security) until that client account order is executed or withdrawn. Any personal trades executed within the proscribed blackout period will be considered a violation of the Policy and subject to the sanctions contained within the Code.

2.	Three Day. All Access Persons are prohibited from trading (buy or sell) within three (3) business days before or after the same or equivalent security (i.e., any option to purchase or sell and any security convertible into or exchangeable for that security) is being bought or sold in a client account.

Gifts. Access Persons shall not accept any gift or other thing of more than de minimis value ($100 U.S.) from any person or entity that does business with or on behalf of any client of Build Asset Management, or seeks to do business with or on behalf of a client. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to a theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.

Service as Director. Access Persons shall not serve on the board of directors of a publicly traded company, without prior authorization by the CCO. Access Persons may submit a request for authorization and such request shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request. Service may be authorized by the CCO only if the CCO determines that service in that capacity would be consistent with the interests of the Company and its clients. In addition, Investment Personnel who receive authorization to serve in such a capacity shall be isolated through “Information Barrier” procedures from making investment decisions regarding securities issued by the entity involved.

VII.	PRE-CLEARANCE, REPORTING, AND REVIEW PROCEDURES

A. Pre-clearance Procedures.

1. Pre-clearance Requirement. Except as provided below, all Access Persons must receive prior approval of investments in Reportable Securities, initial public offerings and private placements from the CCO or his/her designee. Transactions of the CCO which require pre-clearance must be approved by John Ruth, the President and CEO of Build Asset Management.

2. Factors to Consider in Pre-clearing Personal Securities Transactions. The CCO should consider:

○	whether the investment opportunity should be reserved for a client
○	whether the opportunity is being offered to an individual by virtue of his/her position with respect to the Company’s relationship with a client

3. Subsequent Disclosure by Access Person. If pre-clearance is granted, the Access Person must disclose the Personal Securities Transaction when he or she participates in any subsequent investment decision for a client regarding the same issuer. In such circumstances, the decision to purchase or sell securities of the issuer will be subject to an independent review by the CCO or their designee.

4. Exemptions from Pre-clearance. Access Persons do not need to seek pre-clearance for the following transactions:

○	Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

○	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.

○	Purchases or sales over which the Access Person has no direct or indirect influence or control.
○	Purchases which are part of ongoing participation in an automatic investment plan.

○	Transactions in open-end mutual funds or Exchange Traded Funds, including those for which Build Asset Management serves as investment adviser.

○	Transactions in direct obligations of the U.S. Government.
○	Money Market Funds.
○	Transactions in equity securities with a market capitalization of $10 billion or more.

5. Limit and Good Til Canceled Orders (“GTC”). Access persons are permitted to use limit and GTC orders for personal trades. Limit and GTC orders are subject to the pre-clearance requirements. In the case of a limit or GTC order, the trading date is the date on which the order is placed with the broker, subject to the price instructions given to the broker even if the trade is ultimately executed on a later date. If the order is not subsequently canceled or modified, but is executed without further instructions on a subsequent date an additional pre-clearance is not required. The transaction is reportable on the quarterly personal transaction report. If the instructions related to any limit or GTC order (i.e.., the limit price is changed) a new pre-clearance approval is required.

Access Persons should note that limit and GTC orders create the potential for Access Person to be trading in the same securities and the same times as Build Asset Management clients. Due to this possibility, it is particularly important to be careful about the requirements regarding limit and GTC orders, and to obtain a new pre-clearance when the broker’s instructions with respect to the limit or GTC order are changed. If the appropriate procedures are followed, and if the date the order is placed does not fall within the “blackout period” described above, the Access Person will not be deemed to have violated the provisions of the Code.

B. Reporting Requirements. Every Access Person must report to the CCO or their designee the following reports (and the CCO must report to the President) regarding the Access Person’s direct or indirect beneficial ownership in Reportable Securities (other than Excepted Securities):

1. Securities Accounts. All accounts which hold securities and are maintained by Access Persons must be disclosed to the CCO. Generally, security accounts are any accounts in an Access Person’s own name and other accounts over which the Access Person has influence or control. Examples include:

○	Accounts owned by the Access Person;
○	Accounts of the Access Person’s spouse or domestic partner;
○	Accounts of the Access Person’s children or other relatives of the Access Person, spouse or domestic partner who live in the Access Person’s household or to whom the Access Person contributes substantial financial support (i.e.., a child; in college that is dependent on the Access Person or who receives health benefits through the Access Person;

○	Accounts where the Access Person obtains benefits equivalent to ownership of securities.

These examples include joint accounts, retirement accounts, trust accounts where the Access Person acts as trustee with the power to effect investment decisions or are otherwise guided or influenced, and accounts for which the Access Person acts as custodian.

2. Initial and Annual Holdings Reports. No later than ten days after the person becomes an Access Person, and annually thereafter as of December 31, the following information:

○	the title and type of security, interest rate and maturity date (if applicable), CUSIP number or exchange ticker symbol, number of shares and principal amount of each security beneficially owned

○	the name of any broker, dealer, or bank with whom the Access Person maintained an account
○	the date that the report is submitted by the Access Person
○	the reports can be accomplished through submission of account statements.

Information contained in the Initial Holdings Report must be current as of 45 days prior to the person becoming an Access Person. Annual reports shall be delivered to the Chief Compliance Officer or their designee no later than January 30 of the following year and shall contain a statement attesting to the accuracy of the information provided.

2. Quarterly Transaction Reports. No later than thirty days after the end of the calendar quarter, the following information (a) with respect to any Personal Securities Transaction during the quarter:

○	The date of the transaction, the title and type of security, the CUSIP number or exchange ticker symbol (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security

○	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)
○	The price at which the transaction was effected

○	The name of the broker, dealer or bank with or through which the transaction was effected

○	The date that the report is submitted by the Access Person

(a)	With respect to any account established by the Access Person:

○	The name of the broker, dealer or bank with whom the Access Person established the account
○	The date the account was established

○	The date that the report is submitted by the Access Person

C. Execution of Personal Securities Transactions Through Disclosed Brokerage Accounts; Duplicate Confirmations. All Personal Securities Transactions must be conducted through brokerage or other accounts that have been identified to the CCO or their designee. Duplicate confirmations and periodic account statements shall satisfy the transaction reporting requirements set forth above, if all the information required to be included in the transaction report is contained in the broker confirmations or account statements.

It is permissible to purchase securities such as limited partnerships and variable annuity contracts directly from the issuer, even though they may not be purchased through a brokerage account, if such securities are reported and pre-cleared and in accordance with the procedures above. No exceptions will be made to this policy. All persons subject to the Code shall cooperate in all aspects with the CCO or their designee in securing confirmations and statements in a timely manner.

D. Review of Personal Trading Information. All information regarding an Access Person’s personal investment transactions, including pre-clearance requests and the reports required by this Code, will be reviewed and reconciled by the CCO. The President of Build Asset Management will review the reports for the CCO. Each Access Person acknowledges that the CCO (or with regard to the CCO, the President) is permitted to review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Access Person.

VIII. EXCEPTIONS TO REPORTING REQUIREMENTS

Excepted Securities. Access Persons do not need to report transactions or holdings in the following securities:

○	shares of open-end investment companies that are not Investment Company Clients (open-end funds for which the Company is not the investment adviser). Although ETFs are open-end funds, they must be pre-cleared as they are exchange traded. As Build Asset Management is the investment adviser for the Build Bond Innovation ETF, all purchases and sells of these funds must be pre-cleared.
○	direct obligations of the U.S. government (U.S. treasury bills, notes and bonds);

○	money market instruments, including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements
○	shares of money market funds;

○	shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of whom are Investment Company Clients.

IX. INDEPENDENT TRUSTEES OF INVESTMENT COMPANY CLIENTS

Independent Trustees shall not be subject to the provisions of Sections V and VI of this Code of Ethics except as noted below.

1.	Independent Trustees shall be subject to Sections VI. “Restrictions-Private Placements” and VII. ” Reporting Requirements-Quarterly Transaction Reports” only if the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the trustee’s transaction in a security (except for Excepted Securities described in Section VIII “Exceptions to Reporting Requirements”), the open-end or closed-end fund of which such person is an Independent Trustee, purchased or sold the security, or a purchase or sale was considered on behalf of the open-end or closed-end fund.

2.	Although not strictly prohibited, it is recommended that Independent Trustees refrain from trading in shares of the relevant open-end or closed-end fund for a period of seven calendar days before and after meetings of the Board of Trustees of such fund.
3.	Independent Trustees shall not accept any gift or other thing of more than de minimis value (e.g. $100) from any person or entity that the Independent Trustee knows or should know does business with or on behalf of, or seeks to do business with or on behalf of an open-end or closed-end fund on whose board the Trustee serves. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to a theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.
4.	In lieu of the sanctions contemplated by Section XI.E. hereof, Independent Trustees shall be subject to sanctions as determined by the Board of Trustees of the relevant open-end or closed-end fund.

X. COMPLIANCE WITH OTHER ADVISER OR FUND CODES

Access Persons who are employed by an investment adviser (other than Build Asset Management) serving as sub- adviser or investment manager of an Investment Company Client, who are subject to such other investment adviser’s code of ethics, which code complies with the requirements of Section 17 and Rule 17j-1 of the 1940 Act, shall not be subject to compliance with the terms of this Code.

Independent Trustees of an Investment Company Client who are subject to a separate code of ethics adopted by that Investment Company Client (that is not the same as the form of this Code), which code complies with the requirements of Section 17 and Rule 17j-1 of the 1940 Act, shall not be subject to compliance with the terms of this Code with respect to that Investment Company Client.

XI. ENFORCEMENT OF CODE AND CONSEQUENCES FOR FAILURE TO COMPLY

A. Certification. All persons subject to the Code (other than Independent Trustees) shall certify annually that they have read and understood the Code and recognized that they are subject thereto, and that they have complied with the requirements of the Code. See Exhibit A.

B.  Review of Reports. The CCO or their designee shall review all reports submitted under the Code.

C.  Notification of Reporting Obligation. The CCO or their designee shall update the firm’s books and records as necessary to include new Access Persons and Investment Personnel and shall notify those persons of their obligations under the Code.

D. Violations . Access Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Company will protect the identity of an Access Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Access Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

E.  Sanctions for Violations. Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, Build Asset Management may impose such sanctions as the CCO and President deem appropriate, including, inter alia, the requirement to cancel the trade, disgorge profits or sell positions at a loss, internal reprimands, fines, or termination of the employment of the violator.

F.    Escalation. To support Access Persons having a meaningful understanding of the importance of the Code and of the consequences of violating it, the Firm has implemented the following escalation process:

○	First violation – verbal warning from the CCO and reporting to the President.
○	Second violation – written warning from the CCO and President that becomes part of Access Person’s HR file.
○	Third violation – Sanction as determined by the CCO and President.
○	Fourth violation – Ban on trading as determined by the CCO and President.

G.	Annual Review. Pursuant to Rule 17j-1(c)(2)(ii), ADVISER will at least annually review this Code of Ethics to determine whether it is reasonably designed to prevent persons subject to the Code from engaging in fraudulent activities prohibited by paragraph (b) of the rule. The CCO will certify annually that Build Asset Management has adopted procedures reasonably necessary to prevent Company Access Persons from violating this Code of Ethics.

XII. RETENTION OF RECORDS

The CCO or their designee shall maintain all records required under Rule 17j-1 of the 1940 Act and Rule 204A-1 under the Advisers Act for the periods required under the Rules.

XIII. AMENDMENT TO THIS CODE

The Trust’s board of trustees must approve any material change to this Code no later than six months after the adoption of the material change.

ORIGINAL APPROVED DATE: November 24, 2021

AMENDMENT EFFECTIVE DATE: April 1, 2023